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                                                                     Exhibit 8.2


               [POWELL, GOLDSTEIN, FRAZER & MURPHY LLP LETTERHEAD]

                                 October 4, 1999



Outdoor Systems, Inc.
2502 North Black Canyon Highway
Phoenix, Arizona 85009

         Re: Merger of Burma Acquisition Corp. into Outdoor Systems, Inc.

Ladies and Gentlemen:

         You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the proposed merger (the "Merger") of Burma Acquisition Corp. ("Burma Acquisition"), a corporation organized and existing under the laws of the State of Delaware and wholly-owned by Infinity Broadcasting Corporation ("Infinity"), a corporation organized and existing under the laws of the State of Delaware, with and into Outdoor Systems, Inc. ("OSI"), a corporation organized and existing under the laws of the State of Delaware, with OSI as the surviving entity, in accordance with that certain Agreement and Plan of Merger (the "Merger Agreement") dated May 27, 1999, as amended, and incorporated herein by reference. Specifically, you have requested us to opine that the Merger will constitute a "tax-free" reorganization within the meaning of Section 368 of the Code.

         In rendering the opinions expressed below, we have examined the following documents (the "Documents"):

                  (a)      The Merger Agreement and amendments thereto;

                  (b) The Statements of Facts and Representations of Infinity, Burma Acquisition, and OSI that have been delivered to the undersigned and incorporated herein by reference; and

                  (c) Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

         Terms not otherwise defined in this opinion letter have the meaning given those terms in the Documents.

         In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

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Outdoor Systems, Inc.
October 4, 1999
Page 2


         In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

         Finally, with your permission we have assumed that Infinity will acquire in the Merger at least 80 percent of the stock of OSI for Infinity stock (taking into account any cash issued in lieu of the issuance of fractional shares of Infinity stock). In addition, we have assumed that the sum of (i) the amount of cash and the value of any property other than Infinity stock given as consideration by Infinity (or a person related to Infinity within the meaning of Treasury Regulation Section 1.368-1(e)(2)) in exchange for OSI stock prior to, but in contemplation of, the Merger or in redemption of Infinity stock after the Merger, and (ii) the amount of cash paid to OSI stockholders in lieu of the issuance of fractional shares of Infinity stock will not exceed 20 percent of the total value of the OSI stock outstanding immediately prior to the effective time of the Merger.

OPINION

         Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) and
(a)(2)(E). Accordingly, it is our opinion that:

         a. No gain or loss will be recognized for federal income tax purposes by OSI stockholders upon the exchange of shares of OSI stock for shares of Infinity stock. Code Section 354(a).

         b. Cash received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by Infinity. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed. Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

         c. OSI stockholders that receive Infinity stock, including fractional shares (that are treated as issued in the Merger and immediately redeemed) will have a basis in that Infinity stock equal to their basis in the OSI stock surrendered therefor. Code Section 358(a)(1).

         d. The holding period of the Infinity stock received by OSI stockholders will include the period during which the OSI stockholders held the OSI stock surrendered therefor, provided the OSI stock was held as a capital asset. Code Section 1223(1).

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Outdoor Systems, Inc.
October 4, 1999
Page 3


         e. No gain or loss will be recognized by OSI or Infinity as a consequence of the Merger. Code Section 361(a).

         f. Infinity's basis in and holding period for the OSI stock received from each of OSI stockholders as part of the Merger will equal such stockholders basis in and holding period for such stock immediately prior to the Merger. Code Section 362(b).

                                    * * * * *

         Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.

         In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain OSI stockholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, stockholders who do not hold OSI common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code, and stockholders who acquired their shares of OSI stock pursuant to the exercise of OSI options or otherwise as compensation.

         This opinion letter is being furnished only to the parties to which it is addressed and is solely for their benefit. No other person shall be entitled to rely on the opinions without our prior express written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent, except that we consent to the inclusion of this opinion as an exhibit to the registration statements required under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Merger. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

                                     Very truly yours,

                                     /s/ Powell, Goldstein, Frazer & Murphy LLP

                                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP